                                                          EXHIBIT 10.1
                                                          ------------









                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN

                             ODYSSEY SPORTS, INC.,

                             U.S. INDUSTRIES, INC.

                                      AND

                             CALLAWAY GOLF COMPANY



                                     DATED

                                 JULY 20, 1997

                                                                    EXHIBIT 10.1
                                                                    ------------


                           ASSET PURCHASE AGREEMENT


     The parties to this Asset Purchase Agreement dated July 20, 1997 (this "Agreement") are Odyssey Sports, Inc., a California corporation ("Seller"), U.S. Industries, Inc., a Delaware corporation and the indirect parent corporation of Seller ("Shareholder"), and Callaway Golf Company, a California corporation ("Buyer").

     Buyer desires to purchase, and Seller desires to sell, substantially all of Seller's assets and properties employed or held in connection with the Seller's business (the "Business"). As part of such purchase and sale, Buyer is willing to assume certain obligations and liabilities of the Business as expressly set forth herein.

     NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Sale and Purchase of Assets.
          ----------------------------

          1.1  Sale and Purchase of Assets.  Subject to the terms and conditions
               ---------------------------
of this Agreement, at the closing referred to in Section 3 (the "Closing"), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the Seller's right, title and interest in and to all of the assets used in the Business (other than the Excluded Assets referred to in Section 1.2) with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (the "Assets"), including, without limitation, the following:

          (a) the real property (including the land and buildings, improvements and structures located thereon and all appurtenances belonging thereto) leased by Seller and used in the Business all as described in Schedule 1.l(a) (the "Leased Real Property");

          (b) all the furnishings, furniture, office supplies, vehicles, tools, machinery, test equipment and equipment and other assets owned or used by Seller in the Business including, without limitation, the Equipment listed on Schedule 1.1(b) some of which is located at the Morton Grove, Illinois plant ("Morton Grove Plant") of Tommy Armour Golf Company ("Tommy Armour"), the parent corporation of Seller (collectively, the "Equipment");

          (c) all accounts receivable of the business including all accounting records of Seller, credit files, notes, guarantees and collateral relating thereto except as set forth in Section 6.22;

          (d) all quantities of inventory, including finished goods, raw materials and work-in-process used in the Business (the "Inventory");

          (e) all contracts, agreements, leases, arrangements and/or commitments of any kind which relate to the Business including, without limitation, those contracts listed on Schedule 1.1(e) (the "Contracts");

          (f) all files and documents relating to customers and vendors of the Business, and other business and financial records, designs for all existing and planned products, files, books and documents relating to the Business;

          (g) all patents, trademarks, service marks, trade secrets, trade dress, know-how, product designs, specifications, manufacturing processes, copyrights or other proprietary information or rights, and trade names and applications therefor which are owned or used by Seller in the Business including, without limitation, those listed on Schedule 1.1(g), and all goodwill associated with the Business;

          (h) all municipal, state and federal franchises, licenses, authorizations, permits and licenses of the Business;

          (i) all prepaid items, unbilled shipment costs and fees, unbilled costs and fees, deposits, except for tax prepayments;

          (j) all computer software and hardware (including software licenses, documentation and related objects and source codes); and

          (k) any other Asset, except Excluded Assets, not referred to in clauses (a) through (j).

     1.2  Excluded Assets.  The parties to this Agreement expressly
          ---------------
understand and agree that the Seller is not selling, assigning, transferring or conveying to Buyer the following assets, rights and properties which shall be specifically excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

          (a) except as set forth on Schedule 1.1(b), any assets held in connection with or used in the operation of Tommy Armour;

          (b) amounts owed to Seller or claims by Seller against third parties (excluding accounts receivable), including any right or claim to insurance proceeds, refunds of any deposits, tax prepayments or tax abatements for which Seller may have a claim ("Claims") with respect to the Assets or Business conducted prior to the Determination Time, as defined in Section 1.5, provided, however, Buyer shall be entitled to any insurance proceeds which arise from any Claims assigned by Seller to Buyer which Buyer prosecutes to collection;

          (c) the names "Tommy Armour" or "U.S. Industries" or derivations thereof;

               (d) minute books, stock ledger records and related records of the Seller;

               (e)  any insurance policies;

               (f) the ERISA Benefit Plans and Non-ERISA Benefit Plans (as defined below) of Seller;

               (g)  any shares of capital stock;

               (h) any other Assets of the Seller specifically set forth in this Agreement as not being transferred to Buyer;

               (i)  the Leased Real Property;

               (j) any bank accounts and unpaid checks of the Business and all cash remaining at the Determination Time; and

               (k) the Claim represented by the Judgment Lien against Nevada Bob's Discount Golf reflected by UCC Filing 973660670 ("Nevada Bob Claim").

          1.3  Assignment of Contracts.
               ------------------------
               (a)  Contracts Assignable Without Consent.  Subject to the
                    ------------------------------------
provisions of this Section 1.3 and Section 1.5, Seller shall assign to Buyer, and Buyer shall assume, as of the Determination Time, all of the rights and obligations of Seller under the Contracts.

               (b)  Nonassignability.  To the extent that any Contract or any
                    ----------------
claim, right or benefit arising thereunder or resulting therefrom is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict (the "Interests"), this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof. Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain all necessary approvals, consents or waivers, or to resolve any such impediments to transfer as necessary to convey to Buyer each such Interest as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested. Notwithstanding anything to the contrary contained herein, Seller shall be responsible for the payment of all costs associated with the sublease from Seller to Buyer for the real property subject to the lease (the "Lease") between Putter Properties, Inc. ("Tenant") for 1969 Kellogg Avenue, Carlsbad, California, and Techplex, L.P. (the "Landlord") dated December 20, 1996.

          (c) If Waivers or Consents Cannot be Obtained.  To the extent that any
              -----------------------------------------
of the approvals, consents or waivers referred to in Section 1.3(b) have not been obtained by Seller as of the Closing, or until the impediments to transfer referred to in Section 1.3(b) are resolved, Seller shall, during the remaining term of such Interests, use all reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Interests to Buyer so long as Buyer fully cooperates with Seller in such arrangements and promptly reimburses Seller for all payments made by Seller in connection therewith and indemnifies Seller with respect thereto; and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Interests against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interests in accordance with the terms thereof upon the advice of, and indemnification from, Buyer).

          1.4  Obtaining Permits and Licenses.  Seller will assign, transfer or
               ------------------------------
convey to Buyer at the Closing those permits and licenses which are held or used by the Seller in connection with the Business and can be assigned without having to obtain the consent of any third party with respect thereto; provided, however, that Seller will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller in connection with the Business which are so assignable or transferable. Buyer shall assume, or reimburse Seller for, all reasonable or preapproved costs associated with the assignment or transfer of permits and licenses.

          1.5  Certain Liabilities Assumed by Buyer.  Effective as of the
               ------------------------------------
Closing, Buyer shall, without any further responsibility or liability of or recourse to Seller, or its directors, shareholders, affiliates, officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and shall be solely liable and responsible for only those claims, liabilities and obligations of Seller with respect to the Business or the Assets as they exist as of the close of business on the day immediately preceding the day of the Closing (the "Determination Time") which are specifically set forth in Schedule 1.5 (the "Assumed Liabilities").

The Assumed Liabilities shall nevertheless exclude any liabilities with respect to the Excluded Assets or Liabilities retained by Seller pursuant to Section 1.6.

          1.6  Liabilities Retained by Seller.  Seller shall retain and be
               ------------------------------
solely liable for any and all claims, liabilities and obligations set forth below:
               (a) the Lawsuit (as hereinafter defined); and

               (b) all liabilities not set forth on Schedule 1.5 or specifically set forth elsewhere in this Agreement.

          2.   Purchase Price.
               --------------

               2.1  Purchase Price.
                    --------------
                    (a) Subject to the adjustment set forth in Section 2.2 below, the purchase price for the Assets shall be One Hundred Thirty Million Dollars ($130,000,000.00), plus the assumption by the Buyer of the Assumed Liabilities (the "Purchase Price").

               2.2  Adjustment of Purchase Price.
                    ----------------------------
                    (a) The Purchase Price shall be adjusted as follows:

                        (i) For purposes hereof, "Final Net Assets" shall mean the net accounts receivable/notes receivable plus net inventory minus total accounts payable and total accrued liabilities of the Business, as reflected in the Final Statement of Net Assets referred to in Section 2.2(b). "Target Net Assets" shall mean $18,894,000 which is the accounts receivable/notes receivable ($17,950,000) plus net inventory ($4,388,000) minus total accounts payable ($2,438,000) and total accrued liabilities ($1,006,000) as reflected on Schedule 4.4(d).

          (ii) If the amount of the Final Net Assets is less than the Target Net Assets, the Purchase Price shall be decreased by an amount equal to the difference between the Final Net Assets and the Target Net Assets.

          (iii) If the amount of the Final Net Assets is greater than the Target Net Assets, the Purchase Price shall be increased by an amount equal to the difference between the Final Net Assets and the Target Net Assets.

          (b) The Final Net Assets shall be determined as of the Determination Time on the basis of a statement of net assets of the Business as of the Determination Time (the "Final Statement of Net Assets"). The Final Statement of Net Assets shall be prepared by Seller in accordance with the generally accepted accounting principles supplemented by the principles set forth in
Schedule 2.2 ("Accounting Principles") and shall be reported upon by Price Waterhouse ("PW"); provided however, that should PW be unable or unwilling to provide the report described above, Seller shall promptly engage another independent public accounting firm of national reputation (the "Alternate Firm") to provide such report, or Buyer and Seller may agree to the amount of Final Net Assets and the amount of any required adjustment to the Purchase Price as contemplated by this Section 2.2. PW or the Alternate Firm, as the case may be, shall hereinafter be referred to as the "Auditor." Seller shall be responsible for the fees and expenses of the Auditor.

          (c) Seller shall engage the Auditor to report on the Final Statement of Net Assets and shall use its best efforts to deliver the Final Statement of Net Assets within sixty (60) days after the Closing (or, in the event the Auditor is the Alternate Firm, within sixty (60) days after the Alternate Firm is engaged), together with

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a report of the Auditor thereon (i) setting forth the amount of Final Net Assets reflected in the Final Statement of Net Assets, (ii) stating that (y) the examination has been made in accordance with generally accepted auditing standards, and (z) the Final Statement of Net Assets has been prepared in conformity with Schedule 2.2, and (iii) setting forth the amount of any required adjustment to the Purchase Price pursuant to this Section 2.2. Buyer and Seller shall take such actions as are necessary to cause the Auditor's audit of the Final Statement of Net Assets to be performed expeditiously. During the period from the Closing Date (as defined in Section 3.1) until the date of delivery of the Final Statement of Net Assets, Buyer shall give Seller, the Auditor and other appropriate personnel such assistance and access to the assets and books and records of the Seller as Seller and the Auditor shall reasonably request during normal business hours in order to enable them to prepare and examine, respectively, the Final Statement of Net Assets. PW or such other independent accounting firm engaged by Buyer (which shall not be the Unrelated Accounting Firm referred to below) ("Buyer's Auditor") shall have the opportunity to observe the taking of the inventory of the Seller in connection with the preparation of the Final Statement of Net Assets, and to examine the work papers, schedules and other documents prepared by Seller in connection with its preparation of the Final Statement of Net Assets. Seller shall use its reasonable efforts to cause the Auditor to permit Buyer and Buyer's Auditor to examine the Auditor's work papers used in connection with its audit of the Final Statement of Net Assets.

          (d) Within thirty (30) days following the delivery of the Final Statement of Net Assets and the related report of the Auditor, Buyer shall deliver to Seller a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance

Notice") with respect to the Final Statement of Net Assets and related auditor's report. Such Final Statement of Net Assets and related auditor's report shall be final and binding on the parties if an Acceptance Notice is delivered to Seller or if no Objection Notice is delivered to Seller within thirty (30) day period. Any Objection Notice shall specify in reasonable detail the items on the Final Statement of Net Assets disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the objecting party which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, the unresolved disputed items shall be promptly referred to Coopers and Lybrand (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Final Statement of Net Assets as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Seller and Buyer.

          2.3  Payment of Purchase Price.
               --------------------------
               (a) At the Closing, Buyer shall pay to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.

               (b) If Buyer delivers to seller the Acceptance Notice referred to in Section 2.2(d) or fails to deliver an Objection Notice within the thirty (30) day period required by Section 2.2(d), then (i) in the event the Final Net Worth is less than the Target Net Worth, Seller shall within two (2) business days after the delivery of such Acceptance Notice or the expiration of such thirty (30) day period, as the case may be, pay to Buyer the amount, if any, by which the Target Net Assets exceeds the Final Net Assets, or (ii) in the event the Final Net Assets exceeds the Target Net Assets, Buyer shall within two (2) business days after the deliver of such Acceptance Notice or the expiration of such thirty
(30) day period, as the case may be, pay to Seller the amount, if any, by which the Final Net Assets is greater than the Target Net Assets. Alternatively, if Buyer delivers to Seller the Objection Notice referred to in Section 2.2(d), within two (2) business days after such delivery, (y) Seller shall pay to Buyer the amount, if any, by which the undisputed portion of the Final Net Assets is less than the Target Net Assets, or (z) Buyer shall pay to Seller the amount, if any, by which the undisputed portion of the Final Net Assets is greater than the Target Net Assets. Within two (2) days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Objection Notice, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, the amount of any further adjustment required.

          (c) Any payment pursuant to Section 2.3(b) shall be made by certified or bank cashier's check, or, at the recipient's option, by wire transfer of immediately available funds and shall be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Bank of America in San Francisco from time to time as its "reference rate" (on the basis of a 365-day year) from the Closing Date to the date of payment.

     3.  Closing.
         --------

          3.1  Date of Closing.  The Closing shall take place at the offices of
               ---------------
Luce, Forward, Hamilton & Scripps located at 600 West Broadway, Suite 2600, San Diego, California 92101 (or at such other place as the parties may agree to in writing) on August 31, 1997, or such other date mutually designated by Seller and Buyer, but in no event later than five (5) business days after the date when each of the conditions specified in Section 7 has been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is held is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Section 8 and Seller shall deliver possession of the Assets and all documents related to the Assets to Buyer.

          3.2  Termination.  This Agreement may be terminated at any time prior
               -----------
to the Closing:

               (a) by mutual written agreement executed by Seller and Buyer;

               (b) by Buyer if there has been a Material Adverse Effect arising out of changes with respect to the operations of Seller and the Business since June 28, 1997;

               (c) by Buyer, if any of the conditions specified in Section 7.1 shall not have been satisfied or waived in writing by Buyer on or before the date that is ninety (90) days after the date of this Agreement; or

               (d) by Seller, if any of the conditions specified in Section 7.2 shall not have been satisfied or waived in writing by Seller on or before the date that is ninety (90) days after the date of this Agreement.

               (e) by Seller or Buyer if the Closing has not occurred by November 1, 1997.

     Notwithstanding the foregoing, the right to terminate this Agreement pursuant to Section 3.2(c) and (d) shall not be available to any party that has breached or failed to perform in any material respect any of its covenants, representations or warranties in this Agreement ("Breach").

     Upon such termination neither of the parties shall have any liability or further obligation arising out of this Agreement except for any liability resulting from a Breach of this Agreement by a party prior to its termination. Buyer's obligations under Section 6.1 and Buyer's and Seller's obligations under
Section 6.9 shall survive the termination of this Agreement.

     4.  Representations and Warranties of Seller.  Seller and Shareholder
         ----------------------------------------
jointly and severally represent and warrant to Buyer that:

         4.1  Organization, Standing and Authority of Seller.  Seller and
              ----------------------------------------------
Shareholder are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation and have full corporate power and authority to enter into and perform this Agreement. Seller and Shareholder are qualified to do business and are in good standing in each jurisdiction in which the nature of their business or the properties owned or leased by them requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

         4.2  Authorization of Agreement.  The execution, delivery and
              --------------------------
performance of this Agreement and the consummation of the transactions contemplated hereby by Seller and Shareholder have been duly authorized by all necessary corporate actions of Seller and Shareholder, and this Agreement constitutes the valid and binding obligation of Seller and Shareholder enforceable against them in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3  Consents of Third Parties.  The only consents of third parties
               -------------------------
required to transfer the Assets to Buyer are set forth in Schedule 4.3. Subject to receipt of the consents and approvals referred to in Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not (i) violate or conflict with the certificate of incorporation or bylaws of Seller or Shareholder; (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Seller or Shareholder is a party or by which Seller or Shareholder or any of their properties are bound; (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller or Shareholder; or (iv) result in the creation of any lien, charge or encumbrance upon the capital stock, properties or assets of the Seller or Shareholder, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) through (iv) which could not reasonably be expected to have a Material Adverse Effect on Seller's or

Shareholder's ability to perform its obligations under this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Seller or Shareholder in connection with the execution, delivery and performance of this Agreement, except for filings with the Federal Trade Commission and the Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") with respect to the sale of the Assets to Buyer.

          4.4  Financial Statements and Preliminary Statement of Net Assets.
               -------------------------------------------------------------
               (a) Financial Statements: Seller has delivered to Buyer the
                   --------------------
following financial information for the Seller; which has been prepared for consolidation into the results of Shareholder and which are attached as Schedule 4.4(a)(b) and (c):

                   (i) an unaudited statement of net assets as of June 28, 1997; and

                   (ii) unaudited statements of operations for the fiscal years ended as of September 1996 and for the nine (9) months ended June 28, 1997 (collectively, the "Financial Statements").

     The Financial Statements present fairly, in all material respects, the results of operations of the Seller.

               (b) Preliminary Statement of Net Assets. The statement of net
                   -----------------------------------
assets, set forth on Schedule 4.4(d) ("Preliminary Statement of Net Assets"), presents fairly the assets and liabilities shown thereon as at such date and has been prepared in accordance with the Accounting Principles.

          4.5  Absence of Certain Liabilities and Changes.  Except to the extent
               ------------------------------------------
reflected or reserved for in the Final Statement of Net Assets there are no liabilities or obligations, individually or in the aggregate, material to the Business except
(i) liabilities or obligations incurred in the ordinary course of business since the date of the Preliminary Statement of Net Assets; and (ii) liabilities and obligations disclosed in the Schedules hereto. Since the date of the Preliminary Statement of Net Assets, the Company has operated the Business in the ordinary course and, except as set forth on Schedule 4.5, or contemplated by Schedule 6.2, there has not been:

          (a) any change in the business, financial condition, significant accounting policies or results of operations of the Business that has had or could reasonably be expected to have a Material Adverse Effect;

          (b) any change in any of the Assets or any change in the manner of conducting the Business that has had or could reasonably be expected to have a Material Adverse Effect;

          (c) any damage, destruction or loss (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect;

          (d) any material change in the accounting methods or principles of the Seller;

          (e) any material transaction made by the Seller relating to the Assets or Business (including the acquisition or disposition of Assets) other than in the ordinary course of business consistent with past practice or as otherwise permitted or contemplated by this Agreement;

          (f) any lien, security interest or other encumbrance ("Lien") created or assumed by the Seller on any of the Assets other than in the ordinary course of business;

          (g) any grant of any severance or termination pay by the Seller to any executive officer or director of the Seller or any increase in compensation or benefits payable by the Seller under existing employment agreements or severance or termination pay policies to any of their employees other than (i) in the ordinary course of business consistent with past practices, including without limitation, normal merit increases for salaried employees; (ii) increases or grants required by contracts disclosed herein or by applicable law; or (iii) increases, agreements and bonuses disclosed in Schedule 4.11;

          (h) any employment, bonus or deferred compensation agreement entered into between the Seller and any of its directors, officers or other employees, other than as disclosed in Schedule 4.11;

          (i) any entering into, amendment or termination of any material contract, agreement, lease, franchise, security instrument, permit or license between the Seller and any party that has had or could reasonably be expected to have a Material Adverse Effect;

          (j) any existing agreement or arrangement made by the Seller to take any action that would cause any representation or warranty in this Section 4.5 to be untrue or incorrect; or

          (k) any item of tangible personal property acquired that has, in each case, a carrying value in excess of $10,000.

          4.6  Inventory.  The Inventory is of a quality and quantity usable in
               ---------
the ordinary course of business of the Seller, except for obsolete items or items below standard quality as to which a provision determined in a manner consistent with prior practice of the Business has been made on the Final Statement of Net Assets, saleable in the ordinary course of business. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of the Seller at the lower of cost (determined in accordance with the accounting inventory valuation methods of the Seller) or fair market value. The inventory records for Seller which have been delivered to Buyer are accurate with respect to the data contained therein.

          4.7  Receivables.  All accounts receivable of the Seller which either
               -----------
are reflected on the Preliminary Statement of Net Assets, or were created subsequent to the date of the Preliminary Statement of Net Assets, have arisen in the ordinary course of business. Allowances have been reflected in the Final Statement of Net Assets with respect to receivables shown thereon.

          4.8  Taxes.  Seller is a member of an affiliated group of corporations
               -----
(as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") of which Shareholder is the common parent which files consolidated income tax returns. Except as set forth on Schedule 4.8, (i) Seller has filed (or caused to be filed) in a timely manner or, where permitted or required, the consolidated, combined or unitary group of which Seller is a member has filed (or caused to be filed) in a timely manner all material federal, state, local and foreign returns required by applicable law to be filed with respect to all federal, state, local and foreign taxes and assessments (including all interest, penalties and additions imposed with respect to such amounts) of Seller

("Taxes") and has paid (or the consolidated, combined or unitary group of which Seller is a member has paid on its behalf) all Taxes required to have been paid on or before the date hereof shown due on such returns for which Seller may be liable; (ii) there is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations applicable to the assessment of any Tax and no power of attorney granted by Seller with respect to any tax matter is currently in force; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against Seller with respect to any Tax, nor is there any assessment asserted by any tax authority; (iv) Seller has not filed any agreement or consent under Section 341(f) of the Code; (v) no property of Seller is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Buyer will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; and (vi) Seller will not be obligated to make any payment which will not be deductible under Section 280(G) or 162(m) of the Code. The Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

          4.9  List of Material Contracts.  Schedule 1.l(e) includes lists of
               --------------------------
each contract of the following types to which Seller is a party, or by which it is bound, except for any contract that may be terminated by Seller on not more than thirty (30) days' notice without any liability and any contract under which the executory obligation of Seller involves an amount of less than $10,000 (such excepted contracts are referred to collectively as "Minor Contracts"):

          (a) all commitments and agreements for the purchase of any materials, supplies or services that involve an expenditure by the Seller of more than $10,000 for any one contract or series of related contracts;

          (b) all personal property leases under which the Seller is either lessor or lessee that involve annual payments or receipts of $10,000 or more;

          (c) all agreements, mortgages, indentures and other instruments relating to indebtedness for borrowed money to which the Seller is a party or by which it or its properties are bound that require annual payments by the Seller of more than $10,000;

          (d) all government contracts and all other agreements with customers that involve an annual payment to the Seller of more than $10,000 for any one contract or services of related contracts; and

          (e) contracts with any present or former shareholder, director, officer, employee, partner, or consultant of Seller, shareholders or an affiliate thereof. Seller has made available to Buyer complete and correct copies of all items listed on Schedule 1.1(e) that are in writing, and the descriptions contained in Schedule 1.1(e) of all items listed therein that are not in writing are complete and correct.

     Except as disclosed in Schedule 1.1(e), the Seller is not in default under the terms of any item listed on Schedule 1.1(e), which default has had a Material Adverse Effect and Seller is not aware that the other party is in default, which default would have a Material Adverse Effect. Each of the contracts, arrangements, instruments or other agreements listed in Schedule 1.l(e) is valid and in full force and effect and no party has notified Seller in writing of its intention to cease to perform any material services required to be performed by it, supply any materials required to be supplied by it, or withhold any material payment required to be made by it thereunder. The executory obligations of the Minor Contracts (other than those listed on the Schedules) do not in the aggregate exceed $200,000.

          4.10  Labor and Employment Matters.
                -----------------------------
                Except as set forth on Schedule 4.10:

                (a) The Seller is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which the Business is subject, including, without limitation, laws respecting employment and employment practices, terms and conditions of employment, workplace health and safety, plant closing, employment discrimination and wages and hours other than failures to comply with applicable laws, none of which would singly, or in the aggregate, have a Material Adverse Effect.

                (b) No litigation, administrative proceedings or investigations relating to labor or employment matters of the Seller, including, without limitation, those relating to employment discrimination, workplace health and safety, wrongful discharge, breach of contract and unfair labor practices are pending or, to the best knowledge of the Seller, threatened in writing, which is reasonably likely to result in a material liability.

                (c) There is no strike or other organized labor dispute, slowdown or stoppage actually pending, or, to the best of Seller's knowledge, threatened in writing, against or directly affecting the Business.

                (d) To the best of Seller's knowledge, no union organizational campaign or representation petition is currently pending with respect to the Employees.

               (e) The Seller is not a party to any collective bargaining agreements and union contracts which cover the Employees.

               (f) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act ("WARN") with respect to the Business within the sixty (60) days prior to the date hereof.

               (g) All employees of the Company are in good standing with the Company and not subject to any probation or disciplinary proceeding

          4.11  Employee Benefit Plans and Benefit Arrangements.
                ------------------------------------------------
                (a) The following definitions apply under this Section 4.11:

                    (i) "Code" means the Internal Revenue Code of 1986, as amended.

                    (ii)   "DOL" means the Department of Labor.

                    (iii) "Employee Pension Benefit Plan" means each ERISA Benefit Plan that is an employee pension benefit plan within the meaning of
Section 3(2) of ERISA.

                    (iv) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    (v) "ERISA Benefit Plan" means each employee benefit plan, as defined in Section 3(3) of ERISA, which the Seller or Related Party maintains, contributes to is required to contribute to, or participates in (or has maintained, contributed to, been required to contribute to, or participated
in) or for which the Seller or any Related Party has any present or future obligation or liability.

                    (vi)   "IRS" means the Internal Revenue Service.

          (vii) "Non-ERISA Benefit Plan" means each plan, program, trust, contract, policy or arrangement, either oral or written, either legally binding or in the nature of informal understandings, other than an ERISA Benefit Plan, with respect to benefits for present or former employees, directors or agents of the Seller or Related Party which the Seller or any Related Party maintains, contributes to or participates in (or has maintained, contributed to or participated in) or for under which the Seller or any Related Party has any present or future obligation or liability. Non-ERISA Benefit Plans include, but are not limited to, the following which are not ERISA Benefit Plans: life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, contracts, collective bargaining agreements, individual employment, consultancy, termination contracts or severance contracts and other policies or practices of the Seller providing employee or executive compensation or benefits to Employees.

          (viii)  "PBGC" means the Pension Benefit Guaranty Corporation.

          (ix) "Related Party" means any Seller or trade or business (whether or not incorporated) which is considered a single employer with the Seller or affiliated with the Seller under Section 4001 of ERISA or Section 414(b), (c),
(m) or (o) of the Code.

          (x) The term "Employees" shall mean all current employees of the Seller or Related Party with respect to the Business, including employees on approved leaves of absence (whether family leave, workers compensation, medical leave or otherwise) as listed on Schedule 4.1l(a), and the term "Employee" shall mean any of the Employees listed on Schedule 4.11(a).

          (b) Each ERISA Benefit Plan and Non-ERISA Benefit Plan is disclosed on
Schedule 4.11. The Seller has heretofore delivered or made available to Buyer correct and complete copies of:

              (i) the current plan documents and amendments, trust agreements, and insurance contracts relating to each ERISA Benefit Plan and each Non-ERISA Benefit Plan;

              (ii) the most recent IRS determination letter relating to each ERISA Benefit Plan which is an Employee Pension Benefit Plan for which a letter of determination was obtained and a list showing all changes or amendments to such Employee Pension Benefit Plans not covered by such determination letters;

              (iii) to the extent required to be filed, the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and documents and reports for each ERISA Benefit Plan, as filed with the IRS;

              (iv) the current summary plan description relating to each ERISA Benefit Plan;

              (v) all summaries and descriptions regarding ERISA Benefit Plans and Non-ERISA Benefit Plans furnished to participants and beneficiaries;

              (vi) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred by the Seller (or a Related Party) with respect to the ERISA Benefit Plans and Non-ERISA Benefit Plans and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities, with respect to such Plans;

              (vii) a written description of any ERISA Benefit Plan or Non-ERISA Benefit Plan that is not in writing;

              (viii) a complete and correct list of the names and salaries, bonuses and other compensation of all Employees (including officers).

          (c) With respect to the ERISA Benefit Plans, neither the Seller nor any Related Party (nor any "party in interest" or "disqualified person" with respect to the ERISA Benefit Plans) have engaged in any prohibited transaction, within the meaning of ERISA or Section 4975 of the Code. The Seller, each Related Party and the ERISA Benefit Plans have not engaged in (nor made any arrangement pursuant to which any person or entity is contractually bound to enter into) any transaction which could result in the imposition of any penalty or tax under Section 502(i) or 502(l) of ERISA or Sections 4971 through 4980B, inclusive and Section 5000 of the Code. Neither the Seller nor any Related Party nor any of their directors, officers or employees nor any fiduciary of an ERISA Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA with respect to any ERISA Benefit Plan.

          (d) All ERISA Benefit Plans and Non-ERISA Benefit Plan have been administered in compliance with and are in compliance with (and the Seller and Related Parties are in compliance with) any applicable collective bargaining agreement and all applicable filing, reporting, disclosure and other requirements of ERISA, the Code and all other applicable laws (including regulations and published authorities under ERISA, the Code and such applicable laws), including, without
limitation, the continuation of coverage ("COBRA") requirements of Section 4980B of the Code, as they relate to such Plans. No matter, action, suit or claim relating to any ERISA Benefit Plan or Non-ERISA Benefit Plan is pending or threatened before any court or governmental agency and the Seller is not aware of any facts which could give rise to any such matters, actions, suits or claims. No ERISA Benefit Plan or Non-ERISA Benefit Plan has incurred any federal or state income or excise tax liability with respect to which the Seller or any Related Party is liable. All reports and information required by law to be filed with the DOL, IRS or PBGC or distributed to plan participants and their beneficiaries with respect to the ERISA Benefit Plans and Non-ERISA Benefit Plans have been timely filed or distributed. All statements and disclosures made on documents or forms filed or required to be filed with the DOL, IRS or PBGC or distributed to participants have been true and accurate and complete in all material respects.

          (e) The ERISA Benefit Plans which are Employee Pension Benefit Plans, as defined in Section 3(2) of ERISA, qualify and have qualified under Section 401(a) of the Code and the trusts created thereunder are exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred which would cause the loss of such qualification or exemption.

          (f) No ERISA Benefit Plan is a defined benefit pension plan sponsored by Seller, within the meaning of Code Section 414(j) or Section 3(35) of ERISA. Neither the Seller nor any Related Party has sponsored, contributed to, been obligated to contribute to, terminated or withdrawn from any employee pension benefit plan which is a multi-employer plan (as defined in Section 3(37) of ERISA) and neither the Seller nor any Related Party has incurred any withdrawal liability (as defined in Section 4201 of ERISA) with respect to any multi-employer plan.

          (g) There has been no material change with respect to any information contained in any documents that have been filed with the IRS, the DOL, the PBGC, or distributed to the participants and beneficiaries.

          (h) No statements or communications have been made or materials provided to any employee or former employee of the Seller by any person (including the Seller) which provide for or could be construed as a contract or promise by the Seller to provide for any pension or welfare or other insurance-type benefits to any such employee, former employee or their dependents after retirement or termination of employment other than benefits under the employee pension benefit plans set forth on Schedule 4.11. No statement, either written or oral, has been made by the Seller to any person with regard to any ERISA Benefit Plan or Non-ERISA Benefit Plan that was not in accordance with the ERISA Benefit Plan or Non-ERISA Benefit Plan and that could have an adverse economic consequence to the Buyer.

          (i) The Seller and any member of a group described in Code Section 414(b), (c), (m), (n) or (o) which includes the Seller have not violated the requirements of Code Section 4980B or Sections 601, et seq. of ERISA.
                                                    ------

          (j) The execution of and delivery of the Agreement by Seller and the consummation of the transactions contemplated hereunder will not result in any obligation or liability to any ERISA Benefit Plan or Non-ERISA Benefit Plan or to any employee or former employee of the Seller or a beneficiary of such employee or former employee.

          (k) All (i) insurance premiums required to be paid with respect to;
(ii) benefits, expenses and other amounts due and payable under; and (iii) contributions, transfers or payments required to be made to, any ERISA Benefit Plan or Non-ERISA Benefit Plan by the date of the Closing will have been paid, made or accrued on or before the Closing.

          (l) There are no ERISA Benefit Plans or Non-ERISA Benefit Plans as to which Buyer will be required to make contributions on behalf of any person after the Closing.

    4.12  Litigation; Compliance with Laws.
          --------------------------------

          (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened in writing that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened in writing, or any order, injunction or decree outstanding, against the Seller that, if adversely determined, would individually or in the aggregate, have a Material Adverse Effect on the Seller's ability to perform its obligations under this Agreement.

          (b) To the best of Seller's knowledge (i) the Seller is not in violation of any applicable law, regulation, ordinance or any other applicable requirement of any governmental body or court, which violations in the aggregate would have a Material Adverse Effect; and (ii) no written notice has been received by Seller alleging any such violations, which violations in the aggregate would have a Material Adverse Effect.

          (c) Except as set forth on Schedule 4.12, (i) there are no claims of any kind or any actions, suits, orders, notices or investigations pending or, to the best knowledge of Seller, threatened in writing against or affecting the Business or any of the Assets which would have or could reasonably be expected to have a Material Adverse Effect; and (ii) neither the Seller (with respect to its operation of the Business or its ownership of its Assets), the Business nor any of the assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator. Schedule 4.12 sets forth and describes all actions, claims, proceedings and investigations ("Actions"), including, without limitation, actions for personal injuries, product liability or breach of warranty arising from Products sold by the Seller pending or, to the best of Seller's knowledge, threatened in writing against the Seller or any properties or rights of the Seller relating to the Business, before any court, arbitrator or administrative or governmental body. This Section 4.12 does not apply to legal proceedings arising under Environmental Laws.

    4.13  Real Property.
          -------------
          (a) The Seller does not own any real property.

          (b) Schedule 1.l(a) sets forth a list of all of the Leased Real Property in effect as of the date hereof with respect to the Business under which the Seller is a lessee. Seller has made available to Buyer true, correct and complete copies of all such leases, including all amendments, modifications and renewals thereof. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect as of the date hereof. There are no existing defaults by Seller beyond any applicable grace periods under such leases, except for defaults which would not have, individually or in the aggregate, a Material Adverse Effect, and the Seller has not received any notice of default, except for defaults which would not have, individually or in the aggregate, a Material Adverse Effect.

          4.14  Tangible Personal Property.  All of the fixtures, machinery and
                --------------------------
equipment reflected in the Statement of Net Assets (the "Tangible Personal Property") are in existence (except for dispositions made since the date of the Statement of Net Assets in the ordinary course of business and minor items not substantial in character). Except as set forth on Schedule 4.14, the Seller has good title to, or holds by valid and existing lease, all of the Tangible Personal Property, free and clear of all Liens, other than Liens which in the aggregate are of a de minimis nature or amount ("Permitted Liens"). Seller has delivered to Buyer a Fixed Asset Schedule describing and specifying the location of all items of Tangible Personal Property that were included in the Preliminary Statement of Net Assets.

          4.15  Proprietary Rights.
                ------------------

                (a) Use of Intellectual Property by the Business. To the best of
                    --------------------------------------------
Seller's knowledge it reasonably believes that it does not currently use and has no need to use in the conduct of the Business any patent rights, trademark rights, service marks, trade names, trade secrets, know-how, copyrights or other proprietary information other than those set out in Schedule 1.1(g).

                (b) Ownership of Intellectual Property.  To the best of Seller's
                    ----------------------------------
knowledge, Buyer shall receive at Closing, all right, title and unencumbered interest in all patents, trademarks, service marks, trade names, trade secrets, trade dress, know-how and copyrights and all other proprietary information and rights used in the Business or otherwise necessary for the conduct of the Business.

          (c) Prosecution of Patent Rights.  Seller has used commercially
              ----------------------------
reasonable efforts to obtain patent protection for the products of the Business in the jurisdictions set forth on Schedule 1.1(g) ("Part II: Protection Jurisdictions, Patents") and to the best of Seller's knowledge, Seller has not done anything that would in any way materially adversely affect the validity or enforceability of any such patent protection.

          (d) Trademark Rights.  Seller has used commercially reasonable efforts
              ----------------
to obtain trademark protection for the marks of the Business in the jurisdictions set forth on Schedule 1.1(g) ("Part II: Protection Jurisdictions, Trademarks") and to the best of Seller's knowledge, Seller has not done anything that would in any way have a Material Adverse Effect on the validity or enforceability of any such trademark protection. To the best of Seller's knowledge, Seller has identified in the Confidential Trademark Disclosure dated July 19, 1997 ("Confidential Trademark Disclosure") which was provided to Buyer prior to Closing, all Problems (as hereinafter defined in Section 9.1(a)(x)).

          (e) Trade Secret Rights.  Seller has used commercially reasonable
              -------------------
efforts to protect and maintain its trade secrets used in the Business and to the best of Seller's knowledge, Seller has not done anything that would in any way materially adversely affect the validity of enforceability of any such trade secrets. To the best of Seller's knowledge, there has been no material misappropriation of such trade secrets by any person or entity.

          (f) Copyrights.  Seller has used commercially reasonable efforts to
              ----------
copyright works used in the Business and to the best of Seller's knowledge, Seller has not done anything that would in any way have a Material Adverse Effect on the validity or enforceability of any such copyrights protection.

          (g) Validity and Enforceability of Intellectual Property.  To the best
              ----------------------------------------------------
of Seller's knowledge, based on commercially reasonable diligence, all patents, trademarks, service marks and copyrights set forth on Schedule 1.1(g) are believed to be valid and enforceable and not in the public domain.

          (h) Personnel Agreements.  To the best of Seller's knowledge, all
              --------------------
personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the products, technical documentation, or intellectual property of or for Seller either (i) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller appropriate, material and full and effective ownership of all tangible and intangible property thereby arising. To the best of Seller's knowledge, all employees, who have had access to confidential information used in the Business have executed a confidentiality and non-disclosure agreement protecting the confidentiality and value of the confidential information used in the Business.

          (i) Third Party Confidential Information.  To the best of Seller's
              ------------------------------------
knowledge, except as identified on Schedule 1.1(g), no employee, agent, consultant, or contractor has used, without authorization, the confidential information of any third party in the performance of his, her or its duties for the Business.

          (j) Infringement of Third Party Rights.  To the best of Seller's
              ----------------------------------
knowledge, other than as identified on Schedule 1.1(g), the conduct of the Business and its products and services, from its inception through closing is not believed to have infringed, violated, unlawfully or wrongfully used any patent right, trademark, service mark, trade name, trade secret, know-how, copyright or other proprietary information or right of any third party ("Seller Infringement"), and to the best of Seller's knowledge, other than as set forth on Schedule 1.1(g), no such material Seller Infringements have been asserted or identified to Seller. To the best of Seller's knowledge, all such material Seller Infringements which have been asserted or identified have been set forth on Schedule 1.1(g).

          (k) Infringement By Third Parties.  To the best of Seller's knowledge,
              -----------------------------
Seller has exercised commercially reasonable efforts to identify and pursue actual or potential infringers or violators of Seller's intellectual property.

          (l) Contractual or Legal Interference.  To the best of Seller's
              ---------------------------------
knowledge, no Employee of the Business is subject to any contractual or legal restriction that interferes with his or her obligations to Seller or the Business.

          (m) Provision of Technical Documentation.  To the best of Seller's
              ------------------------------------
knowledge, the technical documentation provided by Seller to Buyer at Closing shall include all material technical drawings, specifications, software, production documentation, and schematics for all products of the Business.

          4.16  Environmental Matters.
                ----------------------

               (a) The following definitions shall apply to this Agreement:

     "Environmental Law" shall mean any and all prevailing and applicable
      -----------------
federal, state and local statutes, codes, policies, rules, regulations, guidelines, ordinances, orders and related requirements of any governmental entity relating to the storage, handling, disposal, treatment, investigation, Release, potential Release, threatened Release, remediation or other regulation of Hazardous Substances in any media, including, but not limited to, air, groundwater, building interior, water or soil, including, by way of example and not limitation, Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.A. (S) 9601 et seq.; Resource Conservation and Recovery
                                     -------
Act ("RCRA"); 42 U.S.C.A. (S) 6901 et seq., Toxic Substances Control Act,
                                   -------
("TSCA"), 15 U.S.C.A. (S) 2601-2629 the Clean Water Act ("CWA"), 33 U.S.C.A. (S)
1251, et seq. the Clean air Act, Occupation and Safety and Health Act and the
      -------
applicable provisions of the California Health and Safety Code or the California Water Code.

     "Environmental Permit" shall mean any approval, authorization or other
      --------------------
designation by a governmental entity of its acceptance or satisfaction whether conditional or unconditional with the handling, storage, processing, Release, transportation or disposal of any Hazardous Substance.

     "Hazardous Substance" shall mean any chemical, compound substance, mixture
      -------------------
combination of substances, material, waste, gas or particulate matter which has been determined to be a health hazard, soil, water or air contaminant or which is regulated under any prevailing and applicable Environmental Law, including, but not limited to, any material or substance which is (i) defined in any Environmental Law as a 'hazardous waste,' 'hazardous material,' 'hazardous substance,' 'extremely hazardous substance' or

'restricted hazardous waste'; (ii) is a petroleum substance; (iii) composed of asbestos or material containing asbestos in a friable form; (iv) a polychlorinated biphenyl; (v) a radioactive material; (vi) designated as a pollutant pursuant to federal law including Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 (33 U.S.C. (S) 1317); (vii) defined as a 'hazardous waste' pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901
et seq. (42 U.S.C. (S) 6903); or (viii) defined as a 'hazardous substance'
-------
pursuant to Section 101 of CERCLA.

     "Release" shall mean any dumping, pouring, pumping, emitting, leaching,
      -------
spilling, disposal, dispersal, spreading, leaking, escape or discharge of any Hazardous Substance into the environment or any media, whether soil, surface water, building interior, groundwater, air or any combination of the foregoing.

          (b) Schedule 4.16 contains a list of the Environmental Permits currently held or used by the Seller in its operation of the Business at the Leased Property. Seller represents that as of the date of the Agreement, no other Environmental Permit material to operation of the Business at the Leased Property is required to be obtained by any Environmental Law.

          (c) Except as set forth in Schedule 4.16, the Seller is in material compliance with all Environmental Permits listed in Schedule 4.16 or required by Environmental Law and has provided the appropriate governmental entities with all filings, reports, fees, renewals and other notifications required under each such Environmental Permit, and Seller knows of no fact, condition or requirement of any person that would (i) render any such Environmental Permit void or ineffective; (ii) cause the Seller to materially amend any listed Environmental Permit prior to Closing; or

(iii) cause the Seller to incur costs that would have a Material Adverse Effect on the Business in order to comply with any listed Environmental Permit or amendment thereto.

          (d) Except as set forth in Schedule 4.16, (i) the Business is in material compliance with all Environmental Law; (ii) the Seller has made all filings with each governmental entity required under each such Environmental Law for operation of the Business at the Leased Property (each such filing containing no materially misleading, false or inaccurate statements); and (iii) the Seller maintains in the appropriate location all reports, labels, data and other documents or information and has performed or undertaken all studies, training or other actions required pursuant to each such Environmental Law.

          (e) Except as set forth in Schedule 4.16, the Seller has not caused, created or, to its best knowledge, allowed, the Release of any Hazardous Substance on, in, under or from the Leased Property except in material compliance with Environmental Law.

          (f) Schedule 4.16 contains a list of all Hazardous Substances used by Seller in the Business on any Leased Property. Except as otherwise set forth in
Schedule 4.16, the Seller has handled, stored, used, processed, transported and disposed of all Hazardous Substances in compliance with applicable Environmental Law.

          (g) Except as set forth in Schedule 4.16(g), Seller has received no oral or written notice and has no reasonable expectation of receiving any demand, claim, suit, demand for arbitration, injunction, order, lien, writ, directive, judgment, notice of violation, or other notice associated with or arising out of (i) the Release of any Hazardous Substance at, on, in, under or from the Leased Property or other properties previously owned or operated by the Seller; (ii) the off-site disposal of any Hazardous

Substance by the Seller; (iii) the exposure of any person to any Hazardous Substance released by the Seller; or (iv) the failure of the Seller to comply with any Environmental Law or Environmental Permit.

          (h) Except as set forth in Schedule 4.16, the Leased Property does not contain (i) damaged, friable asbestos-containing materials, or (ii) underground storage tanks.

     4.17  Permits and Licenses.  All of the permits and licenses ("Permits and
           --------------------
Licenses") used in the Business are set forth in Schedule 4.17. The Seller has all material permits, licenses, franchises and other authorizations necessary for the conduct of the Business as currently conducted; all such permits, licenses, franchises and authorizations are valid and in full force and effect and the Business is in compliance with the terms and conditions of such permits except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Seller understands that Buyer plans to relocate certain manufacturing operations of Seller from Illinois to California. No representation or warranty is made by Seller concerning the sufficiency of the Permits and Licenses for the conduct of that portion of Seller's Business relocated from Illinois to California.

     4.18 Insurance. Listed on Schedule 4.18 are all insurance policies pursuant
          ---------
to which the Seller is insured as of the date of this Agreement.

     4.19 Sufficiency of Assets. The assets owned or leased by the Seller and
          ---------------------
included in the Assets, (a) constitute all of the assets held for use or used in connection with the Business as of the date hereof, and (b) are adequate to conduct the Business as currently conducted and financed.

          4.20  Previous Sales; Warranties.  All goods sold or distributed by
                --------------------------
Seller were of good and merchantable quality. Seller has provided Buyer with true and correct copies of all warranties (a) made from June 1, 1996 to June 1, 1997 by all persons from whom Seller has obtained any goods that have been resold or distributed by Seller, including any goods that constituted parts included in other goods sold or distributed by Seller, and (b) made from June 1, 1996 to June 1, 1997 by Seller with respect to any goods that have been sold or distributed by Seller.

          4.21  Customers and Suppliers.  Seller has provided Buyer with a list
                -----------------------
of any Contracts with customers or former customers of Seller that have been terminated or canceled during the one-year period prior to the date hereof and a list of (i) the names of each of the twenty (20) customers which, in the aggregate, for the fiscal years ending September 28, 1996, and 1995, were the largest dollar volume customers of products sold by Seller for such years; and
(ii) the total dollar amount of the sales for such years for all such customers (the "List"). None of such customers has given Seller notice terminating, canceling or threatening to terminate or cancel any contract or relationship with Seller. The List also contains a list of the ten (10) suppliers of Seller that, in the aggregate, for the fiscal year ending September 28, 1996, were the largest dollar volume suppliers of supplies used by Seller. Except as set forth in the List, none of such suppliers has given Seller notice terminating, canceling or threatening to terminate or cancel any contract or relationship with Seller.

          4.22  Title to Assets and Related Matters.  Seller has good and
                -----------------------------------
marketable title to, or valid leasehold interests in, all of its Assets, free from any encumbrances. The use of the Assets is not subject to any encumbrances. All Leased Real Property and Tangible Personal Property of Seller are suitable for the purposes for which they are used, free from any known defects, except such minor defects that would not have a Material Adverse Effect.

          4.23  Oral Contracts.  All oral contracts to which the Seller is a
                --------------
party are terminable immediately upon notice without the making of any payment, termination fee or other cost to Buyer. Except as set forth on Schedule 1.1(e), Seller has no written agreement for the sale of Seller's products with any retailer of Seller's products. The relationship between Seller and its retail accounts is solely on the basis of individual purchase orders which are subject to acceptance by Seller, and Seller has no obligations to sell to any retailer.

          4.24  Certain Distributors.  Distributors of Seller's products in
                --------------------
Canada and the United Kingdom may be terminated by Buyer immediately upon notice without liability to Buyer or the requirement that Buyer make any payment, termination fee or other costs. Seller has terminated its distributors in Korea and Japan and no payment will be required of Buyer as a result of such terminations, or in order for Seller to appoint new distributors in Japan and Korea. To the extent Tommy Armour is a distributor of Seller's products, Tommy Armour may be terminated immediately upon notice by Buyer without liability to Buyer or the requirement that Buyer make any payment, termination fee or any other costs.

          4.25  Accuracy of Information.  No representation or warranty by
                -----------------------
Seller or the Shareholder in this Agreement or any other document executed by Seller or Shareholder pursuant hereto, and no information contained therein or otherwise delivered to Buyer in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact involving the Business (excluding general conditions in the golf industry or the economy) known to Seller and Shareholder and knowingly withheld from Buyer by Seller that would have a Material Adverse Effect on the Business as presently conducted that has not been set forth in this Agreement, including the Schedules, or in any other document furnished to Buyer or otherwise provided to Buyer or is otherwise known to Buyer.

          4.26  Survival of Representations and Warranties.  The representations
                ------------------------------------------
and warranties set forth in this Section 4 will survive the Closing Date for a period of one (1) year, except for representations and warranties in Section
4.16 which shall survive for a period of five (5) years, representations and warranties set forth in Sections 4.8 and 4.15 which shall survive through the term of the statute of limitations related thereto, and representations and warranties set forth in Section 4.11 hereof, to the extent such representations and warranties relate to issues addressed by Sections 4.8 and 4.15, which shall survive through the term of the statute of limitations related thereto.

     5.  Representations and Warranties of Buyer.  Buyer represents and warrants
         ---------------------------------------
to Seller as follows:

          5.1  Buyer's Organization.  Buyer is a corporation duly organized,
               --------------------
validly existing and in good standing under the laws of California and has the full corporate power and authority to enter into and to perform this Agreement.

          5.2  Authorization of Agreement.  The execution, delivery and
               --------------------------
performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.3  Consents of Third Parties.  The execution, delivery and
               -------------------------
performance of this Agreement by Buyer will not (i) violate or conflict with the certificate of incorporation, bylaws or other constitutional documents of Buyer;
(ii) conflict with, or result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument or any order, judgment or decree, to which Buyer is a party or by which it or its properties are bound; or
(iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iii) which could not reasonably be expected to have a Material Adverse Effect on Buyer's ability to perform its obligations under this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement, except for filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.

          5.4  Litigation.  There are no judicial or administrative actions,
               ----------
proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a Material Adverse Effect upon Buyer's ability to perform its obligations under this Agreement.

          5.5  Financing.  Buyer has all funds, or has delivered copies of
               ---------
commitments from financial institutions as to the provisions of funds as necessary to pay the Purchase Price and related fees and expenses, and (assuming the availability of any such funding from financial institutions) Buyer has the financial capacity to perform all of its other obligations under this Agreement and the closing documents to be executed hereunder.

     6.  Further Agreements of the Parties.
         ----------------------------------

          6.1  Access to Information.  Prior to the Closing, Buyer may make such
               ---------------------
investigation of the business and properties of the Seller as Buyer may desire, and upon reasonable notice, Seller shall give to Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Seller, and Seller shall furnish to Buyer during that period all copies of documents and information concerning the Business as Buyer may reasonably request subject to applicable law. Buyer shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the confidentiality agreement previously executed by Buyer with respect to this transaction.

          6.2  Conduct of the Business Pending the Closing.  Until the Closing,
               -------------------------------------------
except as otherwise set forth in Schedule 6.2 or contemplated by this Agreement, Seller shall comply with the provisions set forth below:

               (a) The Seller shall operate the Business in the ordinary course;

               (b) Seller shall promptly notify Buyer of, and furnish to Buyer, any information that Buyer may reasonably request with respect to the occurrence of any event or the existence of any state of facts that would result in any of Seller's representations and warranties not being true if they were made at any time prior to or as of the date of the Closing;

               (c) Except as provided for under the existing Employee Benefit Plans and Benefit Arrangements, the Seller shall not (i) grant or agree to grant any bonuses to any employee; (ii) grant any general increase in the rates of salaries or compensation of its employees or any specific increase to any employee except such as are in accordance with regularly scheduled periodic increases; or (iii) provide for any new pension, retirement or other employment benefits to any of its employees or any increase in any existing benefits;

               (d) The Seller shall not amend its certificate of incorporation or bylaws which amendment would have an adverse effect on this transaction or enter into any merger or consolidation agreement;

               (e) The Seller shall use commercially reasonable efforts to maintain and preserve the Business intact, to retain its present employees so that they will be available to Buyer after the Closing and to maintain its relationships with customers, suppliers and others so that those relationships will be preserved after the Closing;

               (f) The Seller shall not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its material assets or properties, tangible or intangible, or incur any material liabilities, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business; and

               (g) Seller shall maintain in full force and effect all insurance currently maintained by the Seller with respect to the Business.

          6.3  Employee and Employee Benefit Matters.
               --------------------------------------

          (a)  Employment of Employees at Closing.  Between the date of the
               ----------------------------------
execution of this Agreement and the Closing, Buyer may negotiate with Michael Magerman, B. Penicka, Tim Reed and the persons set forth in Schedule 4.11(a) for employment with Buyer. At the Closing, Buyer shall offer employment to those persons listed on Schedule 4.11(a) at the same compensation levels and on substantially the same terms and conditions of employment in effect as of the Determination Time. Seller shall use reasonable efforts to assist Buyer in hiring all persons to whom Buyer offers employment. Seller shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Buyer as of the Closing Date and shall not solicit, invite or induce or entice any such employee to remain in the employ of Seller or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer. Effective as of the Closing, Seller hereby waives, for the benefit of Buyer, any and all restrictions in any oral or written agreement with any of the Seller's employees Buyer hires, relating to (a) noncompetition with Seller subsequent to termination of employment therewith, or (b) the maintenance of confidentiality of any information for the benefit of Seller, to the extent such information is related to the Business and Buyer's unrestricted enjoyment of the benefits thereof and goodwill associated therewith.

              (b) COBRA Compliance.  For any Seller Employee not hired by Buyer,
                  ----------------
Seller and Shareholder shall have responsibility and the obligation for complying with COBRA that are applicable to Seller's employees engaged in the Business and the spouses and dependents of such employees and Seller and Shareholder shall be solely responsible for providing COBRA continuation coverage to any such person entitled to such coverage in connection with any health plan sponsored by Seller and Shareholder.

          6.4  No Other Negotiations.  Until the earlier of the Closing or the
               ---------------------
termination of this Agreement, Seller and the Shareholder shall not (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for; (b) continue, propose or enter into any negotiations or discussions looking toward; or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of Seller or of any part of the Assets or the Business, other than as contemplated or authorized hereby, nor shall Seller provide any information to any person for the purpose of evaluating or determining whether to make or pursue any such inquires or proposals with respect to any such acquisition. Seller and the Indemnifying Shareholder shall immediately notify Buyer of any such inquires or proposals or requests for information for such purpose. Seller and Shareholder shall use commercially reasonable efforts to cause the directors, officers, employees and agents of Seller and Shareholder to comply with the provisions of this Section 6.4.

          6.5  Other Action.  Each of the parties shall use its best efforts to
               ------------
cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date, of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

          6.6  Notices.  Each party shall promptly notify the other party in
               -------
writing of, and furnish to such party any information that such party may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that would (a) result in the party's representations and warranties not being true if they were made at any time prior to or as of the Closing Date; (b) impair the party's ability to perform its obligations under this Agreement; (c) is of a nature that may be materially adverse to the operations, prospects or conditions (financial or other) of Seller; or (d) had it existed or been known at the date of this Agreement would have required disclosure.

          6.7  HSR Act.  As promptly as practicable after the execution of this
               -------
Agreement, each party shall, in cooperation with the other, but at its own expense, file any reports or notifications and pay any fees that may be required to be paid by it under applicable law including filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Each party will use its good-faith best efforts to obtain any early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

          6.8  Expenses.  Except as otherwise specifically provided in this
               --------
Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

          6.9  Publicity.  Buyer and Seller shall consult with each other before
               ---------
issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange on which the securities of Seller's parent or Buyer (or its parent) are listed or traded, will not issue a press release prior to such consultation. If Buyer or Seller is so required to issue a press release it shall use its best efforts to inform the other party hereto prior to issuing it.

          6.10  Transfer Taxes.  Any sales taxes, real property transfer or
                --------------
gains taxes, recording fees or any other taxes payable as a result of the sale of the Assets or any other action contemplated by this Agreement shall be paid by the Buyer.

          6.11  Supplement to Schedules.  For purposes of determining the
                -----------------------
accuracy of the representations and warranties of Seller contained in Section 4 and the fulfillment of the conditions precedent set forth in Section 7.l(a), the Schedules delivered by Seller shall be deemed to include only that information contained therein on the date of this Agreement and as the same may be amended or supplemented by Seller with

Buyer's consent (which shall not be unreasonably withheld) prior to the Closing Date. Seller shall deliver to Buyer no later than ten (10) days prior to the Closing supplemental updated Schedules ("Supplemental Schedules") to this Agreement.

          6.12  Preservation of Records.  Buyer agrees, at its own expense that
                -----------------------
it (a) shall preserve and keep the records of the Seller for a period of seven
(7) years from the Closing, or for any longer periods as may be required by any government agency or ongoing litigation, and (b) shall make such records available to Seller as may be reasonably required by Seller. After seven (7) years, Buyer may destroy the records.

          6.13  Certain Post-Closing Assistance by the Buyer.
                ---------------------------------------------
                (a) Buyer agrees to cause the appropriate personnel, at no cost or expense to Seller, to prepare all customary accounting, tax, employment, benefits-related and similar reports for the Seller for periods up to the Closing Date which are reasonably requested by Seller.

                (b) Buyer agrees to cause the appropriate personnel to assist Seller in the prosecution or defense of any claims and litigation (including counterclaims and tax refund claims filed by the Seller) for which Seller has indemnified Buyer hereunder or which Buyer has not assumed, provided that such assistance does not unreasonably disrupt the ordinary business operations of the Business. Such services shall be rendered by the Buyer to the Seller at no cost and expense to Seller except that (i) Seller shall reimburse the Buyer for any reasonable out-of-pocket travel and similar expenses incurred by Buyer's personnel in performing these functions; and (ii) Seller shall pay all reasonable outside counsel fees and other reasonable fees and expenses for services performed by third parties in defending the interests of Seller or the interests of the Business for which Seller has indemnified Buyer hereunder. Buyer agrees promptly to pay to Seller upon receipt of any amount collected by Buyer in connection with any action, suit or proceeding for which Seller has agreed to indemnify Buyer under Section 9.1(a).

          6.14  Treasury Matters.  Seller shall continue to cause the funding of
                ----------------
the Seller's checks, in accordance with past practices, which are presented for payment through the day prior to the Closing Date. Seller shall retain all of the bank accounts of the Business. Amounts received in the lockbox and depository accounts of the Business through the Determination Time shall be retained by Seller notwithstanding that, consistent with past practices, such collections may not be credited to Seller or its affiliates until or after the Closing Date. Seller shall promptly remit to Buyer any and all payments on accounts receivable received by Seller after the Determination Time.

          6.15  Use of Trade Names and Trademarks.  On and after the Closing,
                ---------------------------------
Buyer shall not have any right, title or interest in and to, nor shall Buyer use, the name "Tommy Armour" or "U.S. Industries," or any combination or derivation of such name, or any trade name, logo or trademark containing or using any such name. Promptly after the Closing, Seller shall change its name to a name which does not include any confusingly similar combination or derivation of its present name and, from and after the Closing, Seller shall have no further right to use such name as or in any trade name, logo or trademark.

          6.16  Confidentiality.  Seller has previously delivered to Buyer a
                ---------------
list of all of the research projects currently conducted by Seller for the benefit of Seller dated July 20, 1997 (the "Odyssey Projects") and Tommy Armour (the "Tommy Armour

Projects") collectively referred to as the "Tommy Armour and Odyssey Projects List." Seller and the Shareholder agree that the technologies, methods, formulations, designs, blueprints, data bases, know-how, inventions, lists, data, business records and other trade secrets or confidential information used in the Business are confidential and, to the best of Seller's knowledge, that on the Closing Date all of such information including in relation to the Odyssey Projects but excluding the Tommy Armour Projects will be the exclusive property of the Buyer and will constitute trade secrets or confidential information owned by the Buyer. Accordingly, neither Seller nor the Shareholder will disclose to any third party, or use, any such information including such information relating to the Odyssey Projects without the prior express written consent of the Buyer, which may be withheld in the Buyer's sole and absolute discretion. Shareholder shall be responsible for preventing Tommy Armour from using any such information. Buyer shall not disclose to any third party, or use, any such information relating to the Tommy Armour Projects without the prior express written consent of the Seller, which may be withheld in the Seller's sole and absolute discretion.

          6.17  Naming of Buyer as Additional Named Insured.  At the Closing,
                -------------------------------------------
the Buyer shall have received a certificate of insurance that Buyer has been named as an additional insured on Seller's products liability policy for products produced by the Seller prior to the Determination Time and Seller shall maintain such product liability policy in effect for a period of one year.

          6.18  Further Assurances.  After the Closing, Seller shall from time
                ------------------
to time, at the request of the Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as the Buyer may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement and to vest in the Buyer good and marketable title to the Assets being transferred hereunder (including, without limitation, assistance in the collection or reduction to possession of any of such Assets).

          6.19  Preparation of Audited Financial Statements.  Prior to and after
                -------------------------------------------
the Closing, Seller shall fully cooperate with Buyer in the preparation of audited financial statements for the Business for the fiscal years ended 1995 and 1996 and the period through the Closing Date so that such statements are prepared as soon as practical after the execution of this Agreement ("Audited Financial Statements"). Buyer shall be responsible for payment of all costs associated with the preparation of the Audited Financial Statements.

          6.20  Sublease.  At the Closing, Seller shall enter into a sublease
                --------
with Buyer for the property located at 1969 Kellogg Avenue, Carlsbad, California ("Sublease"). The term of the Sublease shall be for the remainder of the current term of the Lease at a lease rate equal to the rate set forth in the Lease. Other terms of the Sublease shall be as agreed by the Buyer and Seller. Notwithstanding the preceding portions of this paragraph 6.20, if the Lease can be assigned to Buyer without any cost to Buyer or increase in the payments currently due to Landlord by a tenant under the Lease, at the Closing, Shareholder may cause Tenant to assign Lease to Buyer and Buyer shall accept assignment of the Lease.

          6.21  Support of Information Services.  On the Closing, Seller shall
                -------------------------------
obtain for Buyer, at no cost to Buyer, a fully paid license to use the custom order entry software, provided by Tommy Armour and used by Seller, for a period of one year following the Closing.

          6.22  Certain Accounts Receivable.  Accounts receivable of Seller for
                ---------------------------
products sold by Seller prior to the Determination Time in Canada and Europe have been and are being invoiced by Tommy Amour along with products sold by Tommy Armour. Following Closing, Seller shall provide Buyer with list of these accounts receivable. Following the Closing, Tommy Armour will use commercially reasonable efforts in accordance with past practices to collect such accounts receivable of Seller and shall remit weekly to Buyer all amounts collected in respect of such accounts receivable. Six months after the Closing Date, Tommy Armour will render a statement to Buyer showing all such accounts receivable, if any, which have not been collected as of that date and shall turn over to Buyer such accounts together with any associated records.

          6.23  Post Closing Cooperation.  The Buyer, Shareholder and Seller
                ------------------------
shall provide a high level of cooperation with each other to assist in transition of the Business to Buyer after the Closing.

          6.24  Certain Trademark Disputes.  In order for Buyer to use and/or
                --------------------------
register certain of the Seller's trademarks, expenditures may be required to resolve existing or potential conflicts with the rights of Hillerich & Bradsby, Selecta Sports GmbH Sportartikelvertrieb, Woo Kyong Park and Odyssey International Ltd. (the "Conflicts"). After the Closing, Seller shall pay for all expenditures including, but not limited to assignment fees, license fees, settlements, litigation awards, cancellation proceedings, expungement proceedings, infringement proceedings and attorney's fees associated with resolving the Conflicts ("Expenditures") up to a cumulative total of Fifty

Thousand Dollars ($50,000.00) (the "Initial Amount"). All expenditures in excess of Fifty Thousand Dollars ($50,000.00) to resolve the Conflicts shall be paid one half (1/2) by Seller and one half (1/2) by Buyer. Prior to the Closing, Seller shall have the right to resolve the Conflicts; provided, however, no resolution of the Conflicts shall occur without the prior written consent of Buyer which consent shall not be unreasonably withheld. After the Closing, Buyer shall have the right to control the resolution of the Conflicts in its sole discretion (i) for any settlement paid exclusively from the Initial Amount or (ii) for any settlement which does not result in a cost to Seller of any more than $25,000 in excess of the Initial Amount; any settlement which would result in a cost to Seller of any more than $25,000 in excess of the Initial Amount shall be subject to Seller's consent which shall not be unreasonably withheld.

     7.  Conditions of Closing.
         ----------------------

          7.1  Conditions Precedent to Obligations of Buyer.  The obligation of
               --------------------------------------------
Buyer to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

               (a) all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

               (b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

               (c) Buyer shall have been furnished with the documents referred to in Section 8.1;

               (d) the waiting period under the HSR Act shall have expired or been terminated;

               (e) no provision of any applicable law or regulation shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the sale and purchase of the Assets pursuant to this Agreement and no state or federal investigation of the transaction is pending or imminent;

               (f) the Landlord shall have consented to the Sublease, if required; and

               (g) Seller shall have delivered the Supplemental Schedules which shall not include an obligation, liability or disclosure that could represent a Material Adverse Effect on the Business or Assets.

          7.2  Conditions Precedent to Obligations of Seller.  The obligation of
               ---------------------------------------------
Seller to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

               (a) all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

               (b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

               (c) Seller shall have been furnished with the documents referred to in Section 8.2;

               (d) the waiting period under the HSR Act shall have expired or been terminated; and

               (e) no provision of any applicable law of regulation shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the sale and purchase of the Assets pursuant to this Agreement and no state or federal investigation of the transaction is pending or imminent.

     8.  Documents to be Delivered at the Closing.
         -----------------------------------------

          8.1  Documents to be Delivered by Seller.  At the Closing, Seller
               -----------------------------------
shall deliver, or cause to be delivered, to Buyer the following:

               (a) one or more executed deeds, bills of sale, instruments of assignment or certificates of title, dated the Closing Date executed by Seller, acceptable to Buyer and Buyer's counsel, transferring to Buyer all of the Seller's right, title and interest in and to the Assets together with possession of the Assets;

               (b) documents evidencing the assignment and assumption executed by Seller, acceptable to Buyer and Buyer's counsel, of the assignable Contracts referred to in Section 1.3 and the assignment of any assignable Permits and Licenses referred to in Section 1.4;

               (c) a transitional assembly agreement substantially in the form attached hereto as Exhibit 1 ("Transitional Assembly Agreement" or "TASA") executed by Seller;

               (d) a copy of resolutions of the board of directors of Seller and Shareholder authorizing the execution, delivery and performance of this Agreement by Seller and Shareholder and a certificate of the secretary or assistant secretary of Seller and Shareholder, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

               (e) a certificate, dated the Closing Date, executed by an officer of Seller certifying to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b);

               (f) a favorable opinion of the General Counsel to Seller and Shareholder, subject to customary qualifications and limitations, as to the due execution and delivery of this Agreement and the documents delivered by Seller at the Closing and as to the matters set forth in Sections 4.1 and 4.2, and, to the best of such counsel's knowledge, Sections 4.3 and 4.12;

               (g) a covenant not to compete ("Covenant") in the precise form of
Exhibit 2 attached hereto;

               (h) assignment of the covenants not to compete between Seller and each of Brian Pond and Brad Adams to Buyer;

               (i) the executed consent of the Landlord to the Sublease or the Lease as the case may be; and

               (j) an open order list prepared as of the Determination Time.

          8.2  Documents to be Delivered by Buyer.  At the Closing, Buyer shall
               ----------------------------------
deliver to Seller the following:

               (a) payment and evidence of the wire transfer referred to in
Section 2.3;

               (b) documents evidencing the assignment and assumption of the assignable Contracts referred to in Section 1.3, the acceptance of assignable permits and licenses in accordance with Section 1.4, and the assumption of the Assumed Liabilities in accordance with Section 1.5, as required;

               (c)  the TASA executed by Buyer;

               (d) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

               (e) a certificate, dated the Closing Date, executed by an officer of Buyer certifying to the fulfillment of the conditions specified in Section 7.2(a) and 7.2(b);

               (f) a favorable opinion of general counsel to Buyer, subject to customary qualifications and limitations, as to the due execution and delivery of this Agreement and the documents delivered by Buyer at the Closing and as to the matters set forth in Sections 5.1, 5.2 and, to the best of such counsel's knowledge, Sections 5.3 and 5.4; and

               (g) the Covenant executed by the Buyer.

     9.  Indemnification and Related Matters.
         ------------------------------------

          9.1  Indemnification.
               ----------------
               (a) Subject to the provisions of this Section 9, Seller and Shareholder jointly and severally agree to defend, indemnify and hold Buyer and its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any and all actions, losses, liabilities, deficiencies, actions, suits, proceedings, claims, fines, demands, assessments, investigations, audits, judgments, damages, costs and other expenses in excess of any accrual, if any, on the Final Statement of Net Assets relating to the specific item for which indemnity is sought ("Losses"), including reasonable attorneys' fees arising out of or resulting from any of the following:

                   (i) a breach of any representation or warranty on the part of Seller under the terms of this Agreement or any other document executed by Seller pursuant hereto;

                   (ii) non-fulfillment of any covenant or agreement on the part of Seller under the terms of this Agreement or any other document executed by Seller pursuant hereto;

                   (iii) except for the Assumed Liabilities or as elsewhere limited by this Agreement or provided in this Section 9.1(a), for the period of one (1) year following the Closing, the operation of the Business by the Seller prior to the Determination Time including, without limitation, losses for personal injuries arising out of prior maintenance, lack of prior maintenance of the Assets or failure to comply with government regulations;

                   (iv) for the period terminating five (5) years after the Closing Date, any Release, handling, use, transportation, exposure to or disposal of any Hazardous Substance associated with the Business or Assets ("Environmental Claims") to the extent the acts or events giving rise to the Environmental Claim occurred in whole or in part prior to the Determination Time, except that Seller and Shareholder shall have no obligation to reimburse Buyer for the cost of any investigation, audit or other study performed on a voluntary basis and not as a consequence of a specific demand, directive or order from a governmental authority;

                   (v) any claim, demand, action or proceeding with respect to the Business which is pending or overtly threatened against the Seller before the Determination Time, including, but not limited to, Gaunder v. U.S.
                                                       ---------------
Industries, Inc., et al. (the "Lawsuit"), or, for a period of one (1) year
------------------------
following the Closing, is based upon events or circumstances arising prior to the Determination Time;

                   (vi)   ERISA Benefit Plans or non-ERISA Benefit Plans;

                   (vii)  non-employment by Buyer of Employees at Closing;

                   (viii) termination of employment of Seller's employees by Seller;

                   (ix) for a period of five (5) years following Closing, infringement or violation of any third party patent right, trademark, service mark, trade name, trade secret, know-how, copyright or other proprietary information or right by products developed by Seller before the Closing regardless of whether the infringement or violation occurs before or after Closing, provided that any such infringement or violation was known (or should have been known using commercially reasonable diligence) to Seller before Closing or a claim or allegation of any such infringement or violation was asserted against Seller prior to Closing;

                   (x) for a period of five (5) years following Closing, any Problem relating to trademark rights setforth in Part II: Protection Jurisdictions, Trademarks which was known to Seller, but not identified to Buyer prior to Closing in the Confidential Trademark Disclosure. "Problem" shall mean actual or potentially conflicting trademark rights.

                   (xi) customer returns due to defects in material and workmanship which exceed one-half of one percent (.5%) of Seller's shipped products for the period from October 1, 1996 through the Closing Date; and

                   (xii) all other product returns which exceed two and one-half percent (2 1/2%) of Seller's shipped products for the period from October 1, 1996 through the Closing Date.

               (b) Subject to the provisions of this Section 9, Buyer agrees to indemnify and hold Seller, Shareholder and their affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all Losses arising or resulting from the following:

                   (i) a breach of any representation or warranty on the part of Buyer under the terms of this Agreement or any other document executed by Buyer pursuant hereto;

                   (ii) non-fulfillment of any covenant or agreement on the part of Buyer under the terms of this Agreement or any other document executed by Buyer pursuant hereto;

                   (iii) for the period terminating one (1) year following the Closing , operation of the Business by the Buyer following the Determination Time; and

                   (iv) for the period terminating five (5) years following the Closing, Environmental Claims to the extent the acts or events giving rise to the Environmental Claim occurred after the Determination Time, except that Buyer shall have no obligation to reimburse Seller and Shareholder for the cost of any investigation, audit or other study performed on a voluntary basis and not as a consequence of a specific demand, directive or order from a governmental authority.

          9.2  Determination of Damages and Related Matters.
               ---------------------------------------------

               (a) In calculating any amounts payable to Buyer pursuant to
Section 9.1(a) or payable to Seller pursuant to Section 9.1(b), Seller or Buyer, as the case may be, shall receive credit for (i) any reduction in actual tax liability as a result of the facts giving rise to the claim for indemnification;
(ii) any actually paid insurance recoveries; and (iii) no amount shall be included for Buyer's or Seller's consequential damages, as the case may be.

               (b) Seller and Shareholder, on the one hand, and Buyer, on the other hand, shall have no liability under this Section 9 for breaches of representations and warranties under Sections 4 and 5 of this Agreement, respectively, unless the aggregate amount of the damages and Losses to Buyer, on the one hand, and Seller and Shareholder, on the other hand, from all claims finally determined to arise under Sections 4 and 5, respectively, exceed an amount equal to Five Hundred Thousand Dollars ($500,000.00), at which time the Buyer or the Seller and Shareholder, as appropriate, shall be obligated to indemnify for Losses relating back to the first dollar; provided, however, that in no event shall the amount of Seller's and Shareholder's aggregate liability under this Section 9 exceed the Purchase Price.

          9.3  Procedure for Indemnification - Notice of Claims.  If an
               ------------------------------------------------
indemnified party ("Indemnified Party") becomes aware of facts or circumstances establishing a claim ("Claim") that an Indemnified Party has experienced or incurred any Loss or may experience or incur any Loss which will give rise to a right of set-off or indemnification under this Section, then such Indemnified Party shall give written notice to the indemnifying party ("Indemnifying Party") of such claim ("Indemnification Notice"). The Indemnification Notice shall be provided as soon as reasonably practicable, but in no event more than thirty
(30) days after the Indemnified Party has received written notice or actual knowledge of such facts or circumstances (provided that failure to give an Indemnification Notice shall not limit the Indemnifying Party's indemnification obligation hereunder, except to the extent that the delay in giving, or failure to give, the Indemnification Notice materially adversely affects the Indemnifying Party's ability to defend against a Claim). To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim and include any relevant supporting documentation. Any Claim described in the Indemnification Notice shall be deemed final and binding (hereinafter, a "Permitted Indemnification Claim") if the Indemnifying Party does not object in writing to the propriety of the Claim or the amount of the Loss by delivering a notice of objection to the

Indemnified Party (an "Indemnification Objection Notice") within thirty (30) days after receipt of the Indemnification Notice. The Indemnification Objection Notice shall detail the specific objections of the Indemnifying Party to the Claim. If the parties are unable to resolve the disputed issues concerning the Claim within twenty (20) business days after the date the Indemnifying Party received the Indemnification Objection Notice, the disputed issues may be settled by litigation.

          9.4  Procedure for Indemnification -- Defense of Third Party Claims.
               ---------------------------------------------------------------
               (a) The Indemnified Party against whom a third party claim ("Third Party Claim") is made or brought shall give the Indemnifying Party an opportunity to defend such Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the above, the Indemnified Party at all times shall have the right to participate fully in the defense or settlement at its own expense. Further, notwithstanding the above, if in the reasonable opinion of the Indemnified Party, any such Third Party Claim involves (i) an issue or matter that could have a Material Adverse Effect on the business, operations, properties, assets or prospects of the Indemnified Party, or (ii) the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such claim or action, the Indemnified Party shall not be obligated to give the Indemnifying Party the opportunity to defend the Third Party Claim and shall have the right to control the defense or settlement of any such claim if it pays all legal and related expenses, and any judgment or settlement shall be included as part of the indemnification obligations of the Indemnifying Party under this Agreement subject to the consent of the Indemnifying Party, not to be unreasonably withheld. If the Indemnified Party should elect to exercise such right, the Indemnifying Party at all times shall have the right to participate in, but not control, the defense or settlement of such Third Party Claim at its own expense.

               (b) Failure of an Indemnifying Party to give the Indemnified Party written notice of its election to defend such Third Party Claim within thirty (30) days after receipt of notice shall be deemed a waiver of its right to defend such Third Party Claim. In that event, the Indemnified Party against whom such Third Party Claim is made shall have the right, but not the obligation, to undertake to defend and to compromise or settle the Third Party Claim.

               (c) The party that undertakes the defense shall periodically apprise the other party of the progress of such defense. If the Indemnifying Party undertakes the defense of a Third Party Claim, it shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld) which does not include as an unconditional term thereof, the giving by the claimant to the Indemnified Party against whom such Third Party Claim is made a release from all liability in respect of such Third Party Claim (which release only may exclude any obligations incurred in connection with any such settlement). The Indemnified Party shall make available, at the Indemnifying Party's expense, all information and assistance that the Indemnifying Party reasonably may request.

          9.5  Specific Enforcement; Exclusive Remedy.   The parties agree that
               --------------------------------------
the provisions set forth in this Article 9 can be specifically enforced in a court of competent jurisdiction. Apart from such right to specific enforcement, the indemnification provided for in this Article 9 shall, from and after the Closing, be the sole remedy for any of the matters referred to herein and the indemnification under Section 9.1(iv) shall be the sole remedy for any Environmental Claims and for any breach of representation or warranty regarding environmental matters.

     10.  Miscellaneous.
          --------------

          10.1  Bulk Sales Compliance.  Buyer hereby waives compliance by Seller
                ---------------------
with the provisions of the Bulk Sales Law of any state which may be applicable to this transaction. In consideration of such waiver, Seller and Shareholder agree to defend and indemnify Buyer against and hold it harmless from any and all loss, liability, claims, damage or expense (including reasonable attorneys' fees) arising out of or resulting from such noncompliance, provided that such loss, liability, claim, damage or expense was not caused by Buyer's conduct of the Business.

          10.2  Finders.  Buyer and Seller respectively represent and warrant
                -------
that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it, except that Seller and Shareholder have retained Goldman, Sachs & Co. as its advisor in this transaction. Seller shall indemnify and hold Buyer harmless from and against any and all claims for brokers' commissions made by any party as a result of this Agreement (including without limitation Goldman, Sachs & Co.) and the transaction contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Seller. Buyer shall indemnify and hold Seller harmless from and against any and all claims for brokers' commissions made by any party as a result of this

Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

          10.3  Entire Agreement.  Except for the Confidential Trademark
                ----------------
Disclosure, the Tommy Armour and Odyssey Projects List and the letter of George
H. MacLean of Shareholder to Anne Marie Oldham of Buyer dated July 20, 1997, relating to an assignment of portions of a covenant not to compete, this Agreement (with its Schedules and Exhibits) together with the existing confidentiality agreement between the parties contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

          10.4  Governing Law.  This Agreement shall be construed and
                -------------
interpreted in accordance with the laws of the State of California, without regard to its provisions concerning conflict of laws.

          10.5  Venue; Submission to Jurisdiction.  Each of the parties consents
                ---------------------------------
to personal jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

          10.6  Tables of Contents and Headings.  The table of contents and
                -------------------------------
section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          10.7  Notices.  All notices and other communications under this
                -------
Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

     If to Seller or Shareholder, c/o:

          U.S. Industries, Inc.
          101 Wood Avenue South
          Iselin, New Jersey  08830
          Attention:  General Counsel
          Telecopy No.: (732) 767-2208

     If to Buyer, to:

          Callaway Golf Company
          2285 Rutherford Road
          Carlsbad, CA  92008-8815
          Attention:  Donald H. Dye, President
          Telecopy No.: (760) 930-5022

     With a copy to:

          Steven C. McCracken, Esq.
          Executive Vice President, Licensing,
          Chief Legal Officer & Secretary
          Callaway Golf Company
          2285 Rutherford Road
          Carlsbad, CA  92008-8815

          Luce, Forward, Hamilton & Scripps LLP
          600 West Broadway, Suite 2600
          San Diego, California  92101
          Attention:  G. Edward Arledge, Esq.
          Telecopy No.: (619) 645-5312

          10.8  Severability.  In the event that any provision hereof would,
                ------------
under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

          10.9  Waiver.  Any party may waive compliance by another with any of
                ------
the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

          10.10  Binding Effect; Assignment.  This Agreement shall be binding
                 --------------------------
upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer or Seller to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates, but no such assignment by

Buyer or Seller of its rights or obligations hereunder shall relieve Buyer or Seller of any of its obligations under any of such Agreements to the other.

          10.11  Best Knowledge.  As used in this Agreement "to the best of
                 --------------
Seller's knowledge" or words of similar import shall mean actual knowledge after reasonable investigation possessed by an executive officer of Seller and "to the best of Buyer's knowledge" or words of similar import shall mean actual knowledge after reasonable investigation possessed by an executive officer of Buyer. Without limitation, "to the best of Seller's knowledge" shall include the actual knowledge of David Clarke, George McLean, Michael Magerman, James Craft, and Michael Brower. Without limitation, "to the best of Buyer's knowledge" shall include the actual knowledge of Donald H. Dye.

          10.12  Material Adverse Effect.  As used in this Agreement, "Material
                 -----------------------
Adverse Effect" means a material adverse effect on the financial condition, and results of operations of any representing party.

          10.13  Counterparts.  This Agreement may be executed in counterparts,
                 ------------
each of which shall be an original, but which together shall constitute one and the same Agreement.

          10.14  Certain Representations and Warranties.  The representations
                 --------------------------------------
and warranties set forth in Sections 4.16 and 4.18 shall not apply to the operations of Seller located at the Morton Grove Plant.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

                                 ODYSSEY SPORTS, INC.


                                 By: /s/  MICHAEL MAGERMAN


                                 U.S. INDUSTRIES, INC.


                                 By: /s/  GEORGE H. MACLEAN


                                 CALLAWAY GOLF COMPANY


                                 By: /s/  DONALD H. DYE